SonomaWest Holdings Announces
             Receipt of Delisting Notice from NASDAQ SmallCap Market

           Company Expects Common Stock to Trade on OTC Bulletin Board

      Sebastopol, California, August 3, 2005. SonomaWest Holdings, Inc. (Nasdaq:
SWHI) today announced that it received a notice from the Listing Qualifications Department of the Nasdaq Stock Market dated August 1, 2005 indicating that the company's common stock will be delisted from the Nasdaq Stock Market at the opening of business on August 10, 2005. The Company does not satisfy the director independence requirements that are contained in Nasdaq Marketplace Rules 4350(d)(2)(A) and 4350(c)(1), and the intended delisting is the result of the Company's inability to certify compliance with applicable Nasdaq corporate governance requirements by July 31, 2005 as required by the Nasdaq rules.

The company anticipates that the last trading day for the Company's common stock on the Nasdaq SmallCap Market will be August 9, 2005. The company anticipates that after August 10, the common stock will be eligible for trading on the OTC Bulletin Board, once one or more market-makers commence trading of the common stock on the Bulletin Board. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a closed computer network. Trading information and quotations for securities quoted through the OTCBB are generally available on business news and financial websites and through securities brokers. The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The Nasdaq Stock Market or Nasdaq SmallCap Market. Trading of the company's securities on the OTCBB will not commence until a market maker has filed a Form 211 and such form has been cleared by the OTCBB pursuant to Rule 15c2-11. Further information regarding the OTCBB can be found at www.otcbb.com. The company intends to provide market makers with the information necessary for the common stock to be quoted on the OTCBB. However, since a determination cannot be made whether the company's stock is eligible for trading on the OTCBB until the delisting from the Nasdaq SmallCap Market is effective and a market maker has obtained clearance to trade in the Company's common stock, there can be no assurance that the Company's stock will be eligible for trading on the OTCBB or when trading will commence.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties. Actual results could differ materially from those projected or implied by such forward-looking statements. For example, there is no assurance that the company's shares will commence trading on the OTCBB, when such trading will commence or that the market for the company's shares on the OTCBB will provide an adequate and efficient market for those wishing to trade the company's shares. We refer you to documents that the company files from time to time with the Securities and Exchange Commission, such as the company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.